Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS EPS OF $0.38 vs. $0.27

ON 9% SALES INCREASE FOR SECOND QUARTER ENDED JANUARY 31, 2013

EPS INCLUSIVE OF $0.02 NET FAVORABLE ADJUSTMENTS FOR ACQUISITION ACCOUNTING PARTIALLY OFFSET BY SEVERANCE AND RECRUITING EXPENSES

LITTLE FALLS, New Jersey (March 7, 2013) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record net income of $10,452,000, or $0.38 per diluted share, on a 9% increase in sales to a record $106,363,000 for the second quarter ended January 31, 2013. This compares with net income of $7,294,000, or $0.27 per diluted share, on sales of $97,297,000 for the second quarter ended January 31, 2012. For the six months ended January 31, 2013, the Company reported record net income of $20,028,000, or $0.73 per diluted share, on an 8% increase in sales to a record $206,044,000. This compares with net income of $13,514,000, or $0.50 per diluted share, on sales of $190,559,000 for the six months ended January 31, 2012. Results for the second quarter and six months ended January 31, 2013 include $0.02 in net favorable adjustments related to acquisition accounting partially offset by severance and recruiting costs. Results for the second quarter and six months ended January 31, 2012 were inclusive of a $0.02 charge related to an asset impairment.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered record sales and earnings in the second quarter. These positive results confirm the continued success of our three prong approach to growth which includes investing in new product development, sales and marketing programs and acquisitions. All of these strategies positively affected the results this quarter.”

Krakauer added, “Performance this quarter was led by our Healthcare Disposables segment. With the benefit of the ongoing integration of the SPS Medical sterility assurance business acquired on November 1, 2012, sales in this segment exceeded the same quarter last year by 36%. Organic sales growth was 11%, about half of which was driven by our distributor customers pulling forward shipments in anticipation of January 1 price increases. Operating profit grew by over 80%, with approximately two thirds of the growth being organic, driven by operating leverage.

As in the first quarter, our Water Purification and Filtration segment had excellent year-over-year quarterly performance with organic sales growth of 15%. Operating profit in the segment grew by 21% due to greater sales of advanced technology products and improved operating efficiencies. Our largest business unit, Endoscopy, had sequential quarterly sales growth of 7%. However, as expected, this segment showed a 2% decline in sales against very strong comparables from the year earlier quarter.”

The Company further reported that its balance sheet at January 31, 2013 included current assets of $138,042,000, including cash of $26,825,000, a current ratio of 2.7:1, debt of $107,000,000 and stockholders’ equity of $298,002,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS.  When compared with the same quarter last year, our EBITDAS grew by 20% to $22,278,000.  After the acquisition of SPS Medical on the first day of the quarter, we were able to reduce net debt by $9 million to $80,175,000.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2013 on Thursday, March 7, 2013 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, March 7, 2013 at 2:00 PM through midnight on May 7, 2013 by dialing 1-877-660-6853 and using conference ID #410008.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=170630. A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2013	2012	2013	2012

Net sales	$106,363	$97,297	$206,044	$190,559

Cost of sales	61,212	56,476	117,166	111,788

Gross profit	45,151	40,821	88,878	78,771

Expenses:
Selling	13,723	13,270	27,136	26,193
General and administrative	12,382	12,092	24,430	24,194
Research and development	2,183	2,298	4,477	4,443
Total operating expenses	28,288	27,660	56,043	54,830

Income before interest, other expense and income taxes	16,863	13,161	32,835	23,941

Interest expense	791	1,000	1,437	2,031
Interest income	(16)	(24)	(29)	(54)
Other expense	—	605	—	605

Income before income taxes	16,088	11,580	31,427	21,359

Income taxes	5,636	4,286	11,399	7,845

Net income	$10,452	$7,294	$20,028	$13,514

Earnings per common share - diluted	$0.38	$0.27	$0.73	$0.50

Dividends per common share	$—	$—	$0.06	$0.05

Weighted average shares - diluted	27,462	27,243	27,411	27,084

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	January 31,	July 31,
	2013	2012
Assets
Current assets	$138,042	$133,892
Property and equipment, net	45,781	43,022
Intangible assets, net	76,755	71,311
Goodwill	208,305	183,655
Other assets	2,975	2,932
	$471,858	$434,812

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$10,000
Other current liabilities	41,389	45,141
Long-term debt	97,000	80,000
Other long-term liabilities	25,467	23,735
Stockholders’ equity	298,002	275,936
	$471,858	$434,812

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

(unaudited)

The reconciliation of EBITDAS with net income for the three and six months ended January 31, 2013 and 2012, respectively, is as follows (in thousands):

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2013	2012	2013	2012

Net income	$10,452	$7,294	$20,028	$13,514

Income taxes	5,636	4,286	11,399	7,845
Interest expense	791	1,000	1,437	2,031
Interest income	(16)	(24)	(29)	(54)
Other expense	—	605	—	605
Depreciation	1,814	1,717	3,574	3,394
Amortization	2,573	2,278	4,840	4,567
Loss on disposal of fixed assets	99	33	140	36

EBITDA	21,349	17,189	41,389	31,938

Stock-based compensation expense	929	1,382	1,887	2,313

EBITDAS	$22,278	$18,571	$43,276	$34,251

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.